               Consent of Ernst & Young LLP, Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Prospectus, and to the use of our report dated January 29, 1999 accompanying the financial statements of The Penn Mutual Life Insurance Company for the year ended December 31, 1998, and to the use of our report dated April 2, 1999 accompanying the financial statements of Penn Mutual Variable Life Account I for the year ended December 31, 1998 in the Post-Effective Amendment No. 8 to Registration Statement No. 33-54662 on Form S-6 and the related Prospectus of Penn Mutual Variable Life Account I.

/s/ Ernst & Young LLP
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Philadelphia, Pennsylvania
April 26, 1999